Exhibit 99.1

Howmet Aerospace Reports Fourth Quarter 2020 and Full Year 2020 Results

Fourth Quarter 2020 Highlights

  Revenue of $1.2 billion, down 29% year over year; up $104 million sequentially
  Income from continuing operations of $106 million, or $0.24 per share, versus $118 million, or $0.27 per share, in the fourth quarter 2019
  Income from continuing operations excluding special items of $92 million, or $0.21 per share, versus $164 million, or $0.37 per share, in the fourth quarter 2019
  Operating income of $221 million, down 22% year over year; up $148 million sequentially
  Operating income excluding special items of $215 million, down 28% year over year; up $115 million sequentially
  Generated positive cash from operations and positive adjusted free cash flow; Cash balance at end of quarter increased to $1.6 billion; Revolving credit facility undrawn at $1 billion

Full Year 2020 Highlights

  Revenue of $5.3 billion, down 26% year over year
  Cost reductions of $197 million
  Income from continuing operations of $211 million, or $0.48 per share, versus $126 million, or $0.27 per share, in the full year 2019
  Income from continuing operations excluding special items of $354 million, or $0.80 per share ($0.77 per share including pre-separation allocations), versus $590 million, or $1.29 per share, in the full year 2019
  For second quarter 2020 through fourth quarter 2020, cash provided from operations of $217 million, cash used for financing activities of $1.5 billion, and cash provided from investing activities of $260 million
  Adjusted Free Cash Flow for second quarter 2020 through fourth quarter 2020 was $487 million

2021 Outlook*

  Issued Full Year 2021 Outlook: Revenue $5.05-$5.25 billion with a baseline assumption of $5.10 billion, Adjusted EBITDA $1.07-$1.15 billion with a baseline assumption of $1.10 billion, Earnings Per Share Excluding Special Items $0.75-$0.89 with a baseline assumption of $0.80, Adjusted Free Cash Flow $350-$450 million with a baseline assumption of $400 million
  Issued first quarter 2021 Outlook: Revenue $1.15-$1.25 billion with a baseline assumption of $1.20 billion, Adjusted EBITDA $245-$265 million with a baseline assumption of $250 million, Earnings Per Share Excluding Special Items $0.15-$0.19 with a baseline assumption of $0.16

Key Announcements

  Achieved full year 2020 cost reductions of $197 million, above outlook of $185 million.
  Repurchased $22 million of common stock in fourth quarter 2020; $277 million remains authorized for share repurchases.
  Redeemed all outstanding 5.40% Notes due 2021 in the aggregate principal amount of approximately $361 million on January 15, 2021.

* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2021 Outlook” below.

PITTSBURGH--(BUSINESS WIRE)--February 3, 2021--Howmet Aerospace (NYSE:HWM) today reported fourth quarter 2020 and full year 2020 results. The Company reported fourth quarter revenues of $1.2 billion, down 29% year over year due to disruptions in the commercial aerospace and commercial transportation markets, primarily driven by COVID-19 and Boeing 737 MAX production declines, partially offset by growth in the defense aerospace and industrial gas turbine markets. Fourth quarter 2020 revenues increased 9% sequentially from the third quarter 2020.

Howmet Aerospace reported income from continuing operations of $106 million, or $0.24 per share, in the fourth quarter 2020 versus income from continuing operations of $118 million, or $0.27 per share, in the fourth quarter 2019. Income from continuing operations excluding special items was $92 million, or $0.21 per share, in the fourth quarter 2020, versus $164 million, or $0.37 per share, in the fourth quarter 2019. Income from continuing operations in the fourth quarter 2020 included a $14 million benefit from special items, principally related to plant fire insurance proceeds and tax related items, partially offset by restructuring and other charges.

Full year 2020 income from continuing operations was $211 million, or $0.48 per share, versus income from continuing operations of $126 million, or $0.27 per share, in the full year 2019. Full year income from continuing operations excluding special items was $354 million, or $0.80 per share ($0.77 per share including pre-separation allocations), versus $590 million, or $1.29 per share, in the full year 2019. Income from continuing operations in full year 2020 included a $143 million charge from special items, principally related to separation costs and charges associated with cost reduction initiatives.

Fourth quarter 2020 operating income was $221 million, down 22% year over year. Operating income excluding special items was $215 million, down 28% year over year. The year-over-year decline was due to significant disruptions in the commercial aerospace market, driven by COVID-19 and Boeing 737 MAX and 787 production declines, and the commercial transportation market, driven by COVID-19, resulting in unfavorable volume and product mix. The decline was partially offset by growth in the defense aerospace and industrial gas turbine markets, variable and fixed cost reductions, and favorable product pricing. Operating income margin, excluding special items, was up approximately 20 basis points year over year to 17.4%.

Full year 2020 operating income was $626 million versus $579 million in the full year 2019. Operating income excluding special items for full year 2020 was $809 million ($814 million including pre-separation allocations), versus $1,199 million in the full year 2019. The year-over-year decline was due to significant disruptions in the commercial aerospace market, driven by COVID-19 and Boeing 737 MAX and 787 production declines, and the commercial transportation market, driven by COVID-19, resulting in unfavorable volume and product mix. The decline was partially offset by growth in the defense aerospace and industrial gas turbine markets, variable and fixed cost reductions, and favorable product pricing.

Howmet Aerospace Executive Chairman and Co-Chief Executive Officer John Plant said, “Howmet Aerospace continued to manage effectively through the impact of the COVID-19 pandemic. While fourth quarter 2020 revenues declined 29% year over year, driven by a 51% reduction in commercial aerospace revenues, results surpassed our outlook and included strong cash generation. We generated improved decremental margins, and our fourth quarter 2020 adjusted EBITDA margin of 22.8% was the same as the fourth quarter 2019 despite the 29% revenue decline and unfavorable commercial aerospace mix. We continue to be highly focused on all aspects of operational performance and cash generation as we manage through the effects of COVID-19 and the Boeing build rate reductions on commercial aerospace.”

Mr. Plant continued, “Turning to 2021, our defense aerospace, commercial transportation, and industrial gas turbine markets continue to be healthy and growing. Commercial aerospace has less visibility, though we expect increased aircraft build as we move into 2022. We are positioning the Company to emerge from the pandemic in a stronger, more profitable position.”

“Our liquidity position is strong as a result of our strict and disciplined approach to costs and spending. We ended 2020 with approximately $1.6 billion of cash. Our $1 billion revolving credit facility remains undrawn and our next significant debt maturity is not until October 2024.”

Howmet Aerospace ended the year with a cash balance of approximately $1.6 billion. For the second quarter 2020 through fourth quarter 2020, cash provided from operations was $217 million; cash used for financing activities was $1.5 billion; and cash provided from investing activities was $260 million. Adjusted Free Cash Flow for the second quarter 2020 through the fourth quarter 2020 was $487 million, inclusive of an approximate $80 million reduction in our accounts receivable securitization program, $70 million impact from voluntary pension contributions, $46 million of cash severance payments, and $45 million tax refund.

On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation. The financial results of Arconic Corporation for all periods prior to April 1, 2020 have been retrospectively reflected in the Statement of Consolidated Operations as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods prior to April 1, 2020. Additionally, the related assets and liabilities associated with Arconic Corporation in the December 31, 2019 Consolidated Balance Sheet are classified as assets and liabilities of discontinued operations. The cash flows, comprehensive income, and equity related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows, Statement of Consolidated Comprehensive Income, and Statement of Changes in Consolidated Equity, respectively, for all periods prior to April 1, 2020.

Fourth Quarter 2020 Segment Performance

Engine Products

Engine Products reported revenue of $555 million, a decrease of 33% year over year due to declines in the commercial aerospace market driven by COVID-19 and Boeing 737 MAX production declines, partly offset by growth in the defense aerospace and industrial gas turbine markets. Segment operating profit was $108 million, down 31% year over year, driven by volume declines, partially offset by variable and fixed cost reductions and favorable product pricing. Segment operating profit margin increased approximately 70 basis points year over year to 19.5%.

Fastening Systems

Fastening Systems reported revenue of $263 million, a decrease of 30% year over year due to declines in the commercial aerospace and commercial transportation markets, primarily driven by COVID-19 and Boeing 737 MAX and 787 production declines. Segment operating profit was $48 million, down 52% year over year, driven by volume declines and unfavorable product mix, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 800 basis points year over year to 18.3%.

Engineered Structures

Engineered Structures reported revenue of $217 million, a decrease of 30% year over year due to declines in the commercial aerospace market, driven by COVID-19 and Boeing 787 and 737 MAX production declines, partly offset by growth in defense aerospace. Segment operating profit was $16 million, down 59% year over year, driven by volume declines and unfavorable product mix, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 510 basis points year over year to 7.4%.

Forged Wheels

Forged Wheels reported revenue of $203 million, a decrease of 6% year over year due to declines in the commercial transportation markets, primarily driven by COVID-19. Segment operating profit was $62 million, up 3% year over year, driven by fixed cost reductions and maximizing production in low-cost countries, partially offset by volume declines. Segment operating profit margin increased approximately 290 basis points year over year to 30.5%.

Full Year 2020 Segment Performance

Segment performance in 2020 included the following:

  Engine Products revenue of $2.4 billion, down 28% year over year; segment operating profit was $417 million, down $204 million year over year; segment operating profit margin was 17.3%, down 140 basis points year over year.
  Fastening Systems revenue of $1.2 billion, down 20% year over year; segment operating profit was $247 million, down $149 million year over year; segment operating profit margin was 19.8%, down 560 basis points year over year.
  Engineered Structures revenue of $0.9 billion, down 26% year over year; segment operating profit was $73 million, down $47 million year over year; segment operating profit margin was 7.9%, down 170 basis points year over year.
  Forged Wheels revenue of $0.7 billion, down 30% year over year; segment operating profit was $153 million, down $100 million year over year; segment operating profit margin was 22.5%, down 360 basis points year over year.

2021 Outlook*

	1Q 21 Outlook			FY 2021 Outlook
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.15B	$1.2B	$1.25B	$5.05B	$5.1B	$5.25B
Adj. EBITDA[1]	$245M	$250M	$265M	$1.07B	$1.1B	$1.15B
Adj. EBITDA Margin[1]	21.3%	20.8%	21.2%	21.2%	21.6%	21.9%
Adj. Earnings per Share[1]	$0.15	$0.16	$0.19	$0.75	$0.80	$0.89
Adj. Free Cash Flow				$350M	$400M	$450M

1) Excluding Special Items

* Howmet Aerospace has not provided reconciliations of the forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share or earnings per share excluding special items, and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Achieved $197 million of cost reductions in full year 2020

In response to the significant market disruptions associated with COVID-19, Howmet Aerospace commenced plans in March 2020 to reduce costs. The Company achieved $197 million of cost reductions in full year 2020, above its outlook of $185 million. This structural cost reduction is in addition to the flexing of variable costs.

Repurchased $22 Million of Common Stock in the Fourth Quarter 2020; $277 Million Authorization Remains

During the fourth quarter 2020, the Company repurchased 0.9 million shares of its common stock for $22 million. During the full year 2020, Howmet Aerospace repurchased 3.8 million shares of its common stock for $73 million. $277 million remains available under prior authorization by the Board of Directors for share repurchases. Total common shares outstanding as of the end of December were approximately 433 million. Repurchases will be subject to market conditions, legal requirements and other considerations. The share repurchase program may be suspended, modified or terminated at any time without prior notice.

Redeemed All Outstanding 5.40% Notes due 2021 for approximately $361 Million on January 15, 2021

Howmet Aerospace redeemed all outstanding 5.40% Notes due 2021 in the aggregate principal amount of approximately $361 million on January 15, 2021. The notes were redeemed at 100% of the principal amount of the notes, plus accrued and unpaid interest up to, but not including, the redemption date. As a result, interest costs to the Company will be reduced in 2021 by approximately $19 million. The Company’s next significant debt maturity is not until October 2024.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Wednesday, February 3, 2021. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on February 3, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future share repurchases, which may be subject to market conditions, legal requirements and other considerations. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 pandemic continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (h) competition from new product offerings, disruptive technologies or other developments; (i) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (k) failure to comply with government contracting regulations; (l) adverse changes in discount rates or investment returns on pension assets; (m) inability of suppliers to deliver goods due to disruptions; (n) the impact of changes in raw material prices and foreign currency exchange rates on costs and results; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2019 and Forms 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, along with other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	December 31, 2020	September 30, 2020	December 31, 2019
Sales	$1,238	$1,134	$1,734

Cost of goods sold (exclusive of expenses below)	872	900	1,269
Selling, general administrative, and other expenses	58	66	93
Research and development expenses	4	5	6
Provision for depreciation and amortization	67	68	71
Restructuring and other charges(1)	16	22	10
Operating income	221	73	285

Interest expense	76	77	82
Other expense, net	74	8	5

Income (loss) from continuing operations before income taxes	71	(12)	198
Provision (benefit) for income taxes	(35)	(48)	80
Income from continuing operations after income taxes	106	36	118
Income from discontinued operations after income taxes	—	—	191

Net income	$106	$36	$309

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(2)(3)(5):
Continuing Operations	$0.24	$0.08	$0.27
Discontinued Operations	$—	$—	$0.44
Net income per share	$0.24	$0.08	$0.71
Average number of shares(3)(4)	433,280,936	436,123,504	432,802,445

Earnings per share - Diluted(2)(3)(5):
Continuing Operations	$0.24	$0.08	$0.27
Discontinued Operations	$—	$—	$0.44
Net income per share	$0.24	$0.08	$0.71
Average number of shares(4)	437,979,216	439,389,489	441,941,647

Common stock outstanding at the end of the period	432,906,377	433,598,864	432,855,183
(1)

Restructuring and other charges for the quarter ended December 31, 2020 included severance costs, asset impairments, and other exit costs. Restructuring and other charges for the quarter ended September 30, 2020 included severance costs, pension settlements and other exit costs. Restructuring and other charges for the quarter ended December 31, 2019 included charges for asset impairments, accelerated depreciation, and other exit costs.

(2)

In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended December 31, 2020, September 30, 2020, and December 31, 2019 need to be subtracted from Net income (loss).

(3)

For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.

(4)

Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended December 31, 2020 do not reflect the full impact of the share repurchases made at different times during 2020. Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended December 31, 2019 do not reflect the impact of the convertible notes, the difference between the diluted average number of shares and the respective basic average number of shares related to share equivalents associated with outstanding employee stock options and awards and the full impact of the share repurchases made at different times during 2019.

(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income per share

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

For the year ended December 31,	2020	2019
Sales	$5,259	$7,098
Cost of goods sold (exclusive of expenses below)	3,878	5,214
Selling, general administrative, and other expenses	277	400
Research and development expenses	17	28
Provision for depreciation and amortization	279	295
Restructuring and other charges (1)	182	582
Operating income	626	579
Interest expense	381	338
Other expense, net	74	31
Income before income taxes	171	210
Provision (benefit) for income taxes	(40)	84
Income from continuing operations after income taxes	$211	$126
Income from discontinued operations after income taxes	50	344
Net income	$261	$470

Amounts Attributable to Howmet Aerospace Common Shareholders:
Net income	$259	$477
Earnings per share - basic (2)(3)(5):
Continuing operations	$0.48	$0.28
Discontinued operations	$0.11	$0.77
Earnings per share - diluted (2)(3)(5):
Continuing operations	$0.48	$0.27
Discontinued operations	$0.11	$0.76
Average Shares Outstanding:
Average shares outstanding - basic (4)	435,134,173	446,217,357
Average shares outstanding - diluted (4)	439,296,141	462,827,223
(1)

Restructuring and other charges for the year ended December 31, 2020 included severance costs, asset impairments, and other exit costs. Restructuring and other charges for the year ended December 31, 2019 included charges for asset impairments, primarily related to its forgings business in the U.K, associated with the agreement to sell the business; an impairment of a long-lived asset group of $428; net layoff costs and other exit costs, partially offset by a credit related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries.

(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $2 for the years ended December 31, 2020 and 2019 need to be subtracted from Net income.
(3)

For the years ended December 31, 2020 and 2019, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (convertible debt matured and was repaid in October 2019).

(4)

Basic and diluted average number of shares and Common stock outstanding at the end of the period for the year ended December 31, 2019 reflects the impact of share repurchase programs of the Company’s common stock.

(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income per share.

Howmet Aerospace Inc. and subsidiaries
Consolidated Balance Sheet (unaudited)
(in U.S. dollar millions)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,610	$1,577
Receivables from customers, less allowances of $1 in 2020 and $1 in 2019	328	583
Other receivables(1)(2)	29	349
Inventories	1,488	1,607
Prepaid expenses and other current assets	217	285
Current assets of discontinued operations	—	1,442
Total current assets	3,672	5,843

Properties, plants, and equipment, net	2,592	2,629
Goodwill	4,102	4,067
Deferred income taxes(3)	275	209
Intangibles, net	571	599
Other noncurrent assets	234	316
Non current assets of discontinued operations	—	3,899
Total assets	$11,446	$17,562

Liabilities
Current liabilities:
Accounts payable, trade	$599	$976
Accrued compensation and retirement costs	205	285
Taxes, including income taxes	102	65
Accrued interest payable	89	112
Other current liabilities	289	229
Short-term debt	376	1,034
Current liabilities of discontinued operations	—	1,424
Total current liabilities	1,660	4,125
Long-term debt, less amount due within one year	4,699	4,906
Accrued pension benefits	985	1,030
Accrued other postretirement benefits	198	200
Other noncurrent liabilities and deferred credits	324	438
Non current liabilities of discontinued operations	—	2,258
Total liabilities	7,866	12,957

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	433	433
Additional capital	4,671	7,319
Retained earnings(3)	364	113
Accumulated other comprehensive loss	(1,943)	(3,329)
Total Howmet Aerospace shareholders’ equity	3,580	4,591
Noncontrolling interests	—	14
Total equity	3,580	4,605
Total liabilities and equity	$11,446	$17,562

(1)	Approximately $280 out of the total $350 related to the sale of receivables program was recast into discontinued operations for the December 31, 2019 period.
(2)	Includes a deferred purchase program receivable of $12 for the December 31, 2020 period and $246 for the December 31, 2019 period.
(3)

During the second quarter of 2020, a $16 tax adjustment was identified related to periods prior to 2018. Although management has determined it was not material to any periods, it was corrected as an adjustment to Retained Earnings (Accumulated Deficit) and Deferred income taxes. The accompanying Consolidated Balance Sheet at December 31, 2019 reflects the revision for such tax item.

Howmet Aerospace and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in U.S. dollar millions)

	Year ended December 31,
	2020	2019
Operating activities
Net income	$261	$470
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	338	536
Deferred income taxes	2	(19)
Restructuring and other charges	164	620
Net loss from investing activities—asset sales	8	7
Net periodic pension benefit cost	51	115
Stock-based compensation	45	60
Other	59	13
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(238)	(977)
Decrease (increase) in inventories	74	(3)
Decrease (increase) in prepaid expenses and other current assets	(2)	4
(Decrease) increase in accounts payable, trade(2)	(381)	(1)
(Decrease) in accrued expenses	(217)	(42)
(Decrease) increase in taxes, including income taxes	98	(2)
Pension contributions	(257)	(268)
Decrease (increase) in noncurrent assets	39	(7)
(Decrease) in noncurrent liabilities	(35)	(45)
Cash provided by operations	9	461

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(15)	2
Additions to debt (original maturities greater than three months)(1)	2,400	400
Payments on debt (original maturities greater than three months)(1)	(2,043)	(806)
Debt issuance costs	(61)	—
Premiums paid on early redemption of debt	(59)	—
Proceeds from exercise of employee stock options	33	56
Dividends paid to shareholders	(11)	(57)
Repurchases of common stock	(73)	(1,150)
Net cash transferred from Arconic Corporation at separation	(500)	—
Other	(40)	(13)
Cash used for financing activities	(369)	(1,568)
Investing Activities
Capital expenditures(2)	(267)	(641)
Proceeds from the sale of assets and businesses	114	103
Sales of investments	—	73
Cash receipts from sold receivables	422	995
Other	2	(2)
Cash provided from investing activities	271	528
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	—
Net change in cash, cash equivalents and restricted cash	(92)	(579)
Cash, cash equivalents and restricted cash at beginning of year	1,703	2,282
Cash, cash equivalents and restricted cash at end of year	$1,611	$1,703

(1)

The use of cash from financing activities in 2020 was primarily related to the repayments on borrowings under certain revolving credit facilities (see below) and repayments on debt, primarily the aggregate outstanding principal amount of the 6.15% Convertible Notes of approximately $2,040. These items were partially offset by long-term debt issuance of $2,400 (of which $1,200 went with Arconic Corporation at Separation).

(2)

During the third quarter ended September 30, 2020, the Company identified a misclassification in the presentation of changes in accounts payable and capital expenditures in its previously issued Statement of Consolidated Cash Flows. Although management has determined that such misclassification did not materially misstate such prior financial statements, the Company has revised its Statement of Consolidated Cash Flows for the twelve months ended December 31, 2019 resulting in an increase of $55 to previously reported capital expenditures within cash provided from investing activities with a corresponding offset in accounts payable, trade within cash used for operations.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S. dollar millions)

	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20	3Q20	4Q20	2020
Engine Products
Third-party sales	$813	$835	$844	$828	$3,320	$781	$585	$485	$555	$2,406
Inter-segment sales	$5	$3	$1	$2	$11	$2	$1	$1	$1	$5
Segment operating profit	$141	$163	$161	$156	$621	$165	$105	$39	$108	$417
Segment operating profit margin	17.3%	19.5%	19.1%	18.8%	18.7%	21.1%	17.9%	8.0%	19.5%	17.3%
Provision for depreciation and amortization	$34	$35	$31	$31	$131	$30	$31	$31	$31	$123
Restructuring and other charges	$3	$250	$43	$1	$297	$13	$22	$9	$(8)	$36
Capital expenditures	$71	$55	$39	$46	$211	$19	$14	$15	$29	$77

Fastening Systems
Third-party sales	$395	$399	$391	$376	$1,561	$385	$326	$271	$263	$1,245
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$96	$99	$102	$99	$396	$96	$70	$33	$48	$247
Segment operating profit margin	24.3%	24.8%	26.1%	26.3%	25.4%	24.9%	21.5%	12.2%	18.3%	19.8%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12	$12	$12	$12	$48
Restructuring and other charges	$5	$1	$—	$—	$6	$2	$24	$—	$13	$39
Capital expenditures	$9	$8	$7	$12	$36	$8	$7	$9	$15	$39

Engineered Structures
Third-party sales	$294	$331	$318	$312	$1,255	$275	$229	$206	$217	$927
Inter-segment sales	$3	$3	$4	$3	$13	$3	$2	$1	$1	$7
Segment operating profit	$16	$25	$40	$39	$120	$28	$19	$10	$16	$73
Segment operating profit margin	5.4%	7.6%	12.6%	12.5%	9.6%	10.2%	8.3%	4.9%	7.4%	7.9%
Provision for depreciation and amortization	$17	$14	$15	$12	$58	$13	$14	$13	$12	$52
Restructuring and other charges	$4	$193	$1	$1	$199	$17	$(5)	$9	$7	$28
Capital expenditures	$11	$7	$4	$5	$27	$3	$5	$3	$8	$19

Forged Wheels
Third-party sales	$254	$257	$241	$217	$969	$191	$113	$172	$203	$679
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Segment operating profit	$60	$73	$60	$60	$253	$50	$6	$35	$62	$153
Segment operating profit margin	23.6%	28.4%	24.9%	27.6%	26.1%	26.2%	5.3%	20.3%	30.5%	22.5%
Provision for depreciation and amortization	$8	$8	$8	$8	$32	$10	$9	$10	$10	$39
Restructuring and other charges	$4	$1	$—	$(1)	$4	$2	$1	$—	$—	$3
Capital expenditures	$25	$20	$11	$14	$70	$7	$4	$6	$6	$23

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries
Segment Information (unaudited)
(in U.S dollar millions)

Reconciliation of Total Segment Operating Profit to Income (Loss) from Continuing Operations Before Income Taxes
	1Q19	2Q19	3Q19	4Q19	2019	1Q20	2Q20	3Q20	4Q20	2020
Total segment operating profit	$313	$360	$363	$354	$1,390	$339	$200	$117	$234	$890
Unallocated amounts
Restructuring and other charges	(44)	(472)	(56)	(10)	(582)	(39)	(105)	(22)	(16)	(182)
Corporate expense(1)	(55)	(64)	(51)	(59)	(229)	(42)	(21)	(22)	3	(82)
Consolidated operating income (loss)	214	(176)	256	285	579	258	74	73	221	626
Interest expense	(85)	(86)	(85)	(82)	(338)	(84)	(144)	(77)	(76)	(381)
Other expense (income), net	(12)	(6)	(8)	(5)	(31)	24	(16)	(8)	(74)	(74)
Income (loss) from continuing operations before income taxes	$117	$(268)	$163	$198	$210	$198	$(86)	$(12)	$71	$171

Differences between the total segment and consolidated totals are in Corporate.

(1)

For the quarter ended March 31, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $8 of legal and advisory charges related to the strategic review and Grenfell tower. For the quarter ended June 30, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $9 impairment of assets of the energy business, $4 of costs related to a fire at a fasteners plant and $3 of legal and advisory charges related to Grenfell tower. For the quarter ended September 30, 2019, Corporate expense included $1 of costs associated with the Arconic Inc. Separation Transaction, $5 of costs related to a fire a fasteners plant and $2 of legal and advisory charges related to Grenfell tower. For the quarter ended December 31, 2019, Corporate expense included $2 of costs associated with the Arconic Inc. Separation Transaction, $1 in an impairment of assets of the energy business, and $1 of legal and advisory charges related to Grenfell tower. For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 of net costs related to fires at two plants, and impairment costs related to facilities closures of $3 offset by ($1) net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $4 of net costs related to a fire at two plants (net of insurance reimbursements). For the quarter ended September 30, 2020, Corporate expense included ($2) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $7 of net costs related to fires at two plants. For the quarter ended December 31, 2020, Corporate expense included ($3) of reimbursement related to legal and advisory charges related to Grenfell Tower, and ($19) of net reimbursements related to fires at two plants.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Adjusted free cash flow	Quarter ended		Year ended
	September 30, 2020	December 31, 2020	December 31, 2019	December 31, 2020
Cash provided from operations	$35	$151	$461	$9
Cash receipts from sold receivables	144	164	995	422
Capital expenditures	(36)	(47)	(641)	(267)
Adjusted free cash flow	143	268	815	164
Costs associated with the Arconic Inc. Separation Transaction	—	—	55	77
Adjusted free cash flow, excluding costs associated with Arconic Inc. Separation Transaction	$143	$268	$870	$241

The net cash funding from the sale of accounts receivables was $350 million in the fourth quarter of 2019. The net cash funding from the sale of accounts receivables was $329 million in the first quarter of 2020 which represented a $21 million use of cash in the first quarter. The net cash funding from the sale of accounts receivables was $299 million in the second quarter of 2020 which represented a $30 million use of cash in the second quarter. The net cash funding from the sale of accounts receivables was $255 million in the third quarter of 2020 which represented a $45 million use of cash in the third quarter. The net cash funding from the sale of accounts receivables was $250 million in the fourth quarter of 2020 which represented a $5 million use of cash in the fourth quarter.

During the third quarter ended September 30, 2020, the Company identified a misclassification in the presentation of changes in accounts payable and capital expenditures in its previously issued Statement of Consolidated Cash Flows. Although management has determined that such misclassification did not materially misstate such prior financial statements, the Company has revised its Statement of Consolidated Cash Flows for the twelve months ended December 31, 2019 resulting in an increase of $55 to previously reported capital expenditures within cash provided from investing activities with a corresponding offset in accounts payable, trade within cash used for operations.

Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), cash receipts from net sales of beneficial interest in sold receivables, as well as costs associated with the Arconic Inc. Separation Transaction. It is important to note that Adjusted free cash flow and Adjusted free cash flow, excluding costs associated with the Arconic Inc. Separation Transaction do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited)
(in U.S. dollar millions, except per-share and share amounts)

Income from continuing operations, excluding Special items	Quarter ended			Year ended
	December 31, 2019	September 30, 2020	December 31, 2020	December 31, 2019	December 31, 2020
Income from continuing operations	$118	$36	$106	$126	$211

Diluted earnings per share (EPS)
Continuing operations	$0.27	$0.08	$0.24	$0.27	$0.48
Discontinued operations	$0.44	$—	$—	$0.76	$0.11

Special items:
Restructuring and other charges	10	22	16	582	182
Discrete tax items(1)	(2)	(41)	(76)	(25)	(115)
Other special items(2)	52	3	44	37	135
Tax impact(3)	(14)	(7)	2	(130)	(59)

Income from continuing operations, excluding Special items	$164	$13	$92	$590	$354
	Allocation adjustments(4)				(13)
	Income from continuing operations excluding Special items and Allocation adjustments				$341

Diluted EPS excluding Special items	$0.37	$0.03	$0.21	$1.29	$0.80

	Diluted EPS excluding Special items and Allocation adjustments				$0.77

Average number of shares - diluted EPS excluding Special items	441,941,647	439,389,489	437,979,216	462,827,223	439,296,141

Income from continuing operations excluding Special items, Income from continuing operations excluding Special items and Allocation adjustments, Diluted EPS excluding Special items and Diluted EPS excluding Special items and Allocation adjustments are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). In addition, management believes that the Income from continuing operations excluding Special items and Allocation adjustments and Diluted EPS excluding Special items and Allocation adjustments are meaningful to investors as it reflects how management reviewed the standalone costs of Howmet in the quarter ended March 31, 2020 as if the Arconic Inc. Separation Transaction had happened on January 1, 2020. There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income (loss) from continuing operations determined under GAAP as well as Income (loss) from continuing operations excluding Special items.

(1)	Discrete tax items for each period included the following:
for the quarter ended December 31, 2019, a net benefit for a number of small items ($2);
for the quarter ended September 30, 2020, a benefit related to a U.S. tax law change ($36), a net benefit for prior year items ($6), and a net charge for other items $1;

  for the quarter ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a charge for adjustment related to a U.S. tax law change $6, a charge related to tax rate changes in various jurisdictions $4, a net charge for prior year items $4, and a net charge for other items $4;

  for the year ended December 31, 2019, a benefit associated with the deduction of foreign taxes that were previously claimed as a U.S. foreign tax credit ($24), a net benefit for foreign tax rate changes ($12), and a net benefit for a number of small tax items ($1), partially offset by a net charge related to the adjustments of prior year taxes $9, and a charge for interest accruals for potential underpayment of taxes $3; and

  for the year ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a benefit for a U.S. tax law change ($30), and a net benefit for a number of small tax items ($3), partially offset by charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transactions $8, and a charge related to tax rate changes in various jurisdictions $4.

(2)	Other special items for each period included the following:

  for the quarter ended December 31, 2019, costs associated with the Arconic Inc. Separation Transaction $2, legal and other advisory costs related to Grenfell Tower $1, impairment of the assets of an energy business $1, a favorable impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($18), and an unfavorable impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $66;

  for the quarter ended September 30, 2020, net costs related to fires at two plants ($7), reimbursement of legal and other advisory costs related to Grenfell Tower $2, a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applied to special items ($1);

  for the quarter ended December 31, 2020, the special items relate primarily to a $53 cost to reverse indemnification receivables as a result of a favorable Spanish tax case which relieved Alcoa Corp. and Arconic Corp. of their share of the liability, a $9 cost for a reserve related to investment tax credits, and other net charges of $1, offset by a ($19) net benefit for insurance proceeds related to fires at two plants;

  for the year ended December 31, 2019, costs related to a fire at a fasteners plant ($9), costs associated with the Arconic Inc. Separation Transaction ($5), legal and other advisory costs related to Grenfell Tower ($8), impairment of assets of the energy business $1; and

  for the year ended December 31, 2020, a cost to reverse indemnification receivables as a result of a favorable Spanish tax case decision which relieved Alcoa Corp. and Arconic Corp. of their share of the liability $53; new financing and debt tender fees $72, costs associated with the Arconic Inc. Separation Transaction $5, reimbursement of legal and other advisory costs related to Grenfell Tower ($12); net costs related to fires at two plants $3, inventory disposal costs $3, and a charge for a reserve related to investment tax credits $9.

(3)

The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(4)

Adjustments include differences between allocations as required under discontinued operations as part of generally accepted accounting principles and estimated actual spending in selling, general, administrative, and other expenses and miscellaneous non-operating income related to pension, other post retirement benefits, and foreign exchange related to Howmet on a standalone basis as if the Arconic Inc. Separation Transaction had occurred on January 1, 2020.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollar millions)

Operational Tax Rate	Quarter ended December 31, 2020			Year ended December 31, 2020
	As reported	Special items(1)(2)	As adjusted	As reported	Special items(1)(2)	As adjusted
Income from continuing operations before income taxes	$71	$56	$127	$171	$317	$488
Provision (benefit) for income taxes	(35)	70	35	(40)	174	134
Operational tax rate	(49.3)%		27.6%	(23.4)%		27.5%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)

Special items for the quarter ended December 31, 2020 include $16 of Restructuring and other charges and ($22) related to plant-related fire costs and legal and other advisory costs related to Grenfell Tower. Special items for the year ended December 31, 2020 include $182 of Restructuring and other charges, $72 of new debt and tender fees, $5 costs associated with the Arconic Inc. Separation Transaction, $3 in net costs related to plant-related fire costs, ($12) reimbursement of legal and advisory costs related to Grenfell Tower, $7 in interest costs and $3 for impairment costs related to facilities closures.

(2)

Tax Special items includes discrete tax items and tax impact on Special items which is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

  for the quarter ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a charge for adjustment related to a U.S. tax law change $6, a charge related to tax rate changes in various jurisdictions $4, a net charge for prior year items $4, and a net charge for other items $4; and

  for the year ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a benefit for a U.S. tax law change ($30), and a net benefit for a number of small tax items ($3), partially offset by charges resulting from the remeasurement of deferred tax balances in various jurisdictions as a result of the Arconic Inc. Separation Transactions $8, and a charge related to tax rate changes in various jurisdictions $4.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Net Debt	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Short-term debt	$1,434	$1,034	$1,336	$391	$384	$376
Long-term debt, less amount due within one year	4,905	4,906	4,608	4,695	4,697	4,699
Total debt	$6,339	$5,940	$5,944	$5,086	$5,081	$5,075
Less: Cash, cash equivalents, and restricted cash	1,278	1,632	2,143	1,285	1,368	1,611
Net debt	$5,061	$4,308	$3,801	$3,801	$3,713	$3,464

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace Inc. and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in U.S. dollars millions)

Operating income excluding Special items	Quarter ended			Year ended
	December 31, 2019	September 30, 2020	December 31, 2020	December 31, 2019	December 31, 2020
Operating income	$285	$73	$221	$579	$626

Special items:
Restructuring and other charges	10	22	16	582	182
Costs associated with the Arconic Inc. Separation Transaction	2	—	—	5	7
Impairment of energy business assets	1	—	—	10	—
Legal and other advisory costs (reimbursements) related to Grenfell Tower, net	1	(2)	(3)	8	(12)
Strategy and portfolio review costs	—	—	—	6	—
Plant fire costs (reimbursements), net	—	7	(19)	9	3
Impairment costs related to facilities closures	—	—	—	—	3
Operating income excluding Special items	$299	$100	$215	$1,199	$809
	Allocation adjustments(1)				5
	Operating income excluding Special items and Allocation adjustments				$814

Sales	$1,734	$1,134	$1,238	$7,098	$5,259

Operating income margin, excluding Special items	17.2%	8.8%	17.4%	16.9%	15.4%

Operating income excluding Special items, Operating income excluding Special items and Allocation adjustments, and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. In addition, management believes that the Operating income excluding Special items and Allocation adjustments are meaningful to investors as it reflects how management reviewed the standalone costs of Howmet in the quarter ended March 31, 2020 as if the Arconic Inc. Separation Transaction had happened on January 1, 2020. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

(1)

Adjustments include differences between allocations as required under discontinued operations as part of generally accepted accounting principles and estimated actual spending in selling, general, administrative, and other expenses related to Howmet on a standalone basis as if the Arconic Inc. Separation Transaction had occurred on January 1, 2020.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com